Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Artisan Acquisition Corp. on Form S-1 of our report dated February 16, 2021, except for Note 8, as to which the date is March 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Artisan Acquisition Corp. as of February 4, 2021 and for the period from February 2, 2021 (inception) through February 4, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

March 24, 2021